Exhibit 10.2

SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release (the “Agreement”), is made as of September 15, 2014, by and between B/E Aerospace, Inc., a Delaware corporation (the “Company”), and Thomas P. McCaffrey (“Employee”), for the purpose of memorializing the terms and conditions of the Employee’s departure from the Company’s employment.  Any capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in the Employment Agreement (as defined below).This Agreement shall become effective as of the Spin-Off Date (as defined below) and if the Spin-Off Date does not occur or the spin-off of KLX Inc. (“KLX”) by the Company is abandoned, this Agreement shall be null and void ab initio and will have no force or effect.

Now, therefore, in consideration of the sum of one dollar ($1.00) and the mutual promises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, (the “Settlement Consideration”), the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Termination; Employment Agreement.  Effective immediately prior to the consummation of the distribution of the shares of KLX to the shareholders of the Company (the date of the distribution, the “Spin-Off Date”), Employee’s employment with the Company shall be terminated.  Upon Employee’s termination, Employee and the Company shall each have those respective surviving rights, obligations and liabilities described in that certain Amended and Restated Employment Agreement, dated as of July 29, 2013, by and between Employee and the Company (the “Employment Agreement”).    Employee and the Company acknowledge and agree that the termination of Employee’s employment shall, for the purposes of the Employment Agreement, be treated as a termination of employment without Cause and, except as provided in this Agreement, Employee shall receive the payments and benefits set forth in Section 5(d)(ii)(B) of the Employment Agreement.  Notwithstanding the foregoing and Section 5(d)(ii)(B)(7) of the Employment Agreement, Employee and the Company agree that only the outstanding Equity Awards that would have vested pursuant to their existing terms on or prior to March 15, 2015 (without regard to Employee’s termination of employment) shall immediately vest upon the termination of Employee’s employment with the Company and the remaining Equity Awards shall be assumed by KLX and converted into equity awards with respect to KLX common stock in a manner that reflects the distribution of shares of KLX common stock to shareholders of the Company.  The converted Equity Awards shall continue to be subject to the same terms and conditions as in effect prior to the Spin-Off Date, with any performance-vesting conditions to be equitably adjusted by the Compensation Committee of the Board of Directors of KLX within ninety days following the Spin-Off Date.  In addition, immediately prior to the Spin-Off Date, Employee shall be (a) paid all cash amounts under the Management Incentive Plan with respect to the Company’s 2014 performance that would be paid to Employee had he remained employed by the Company through the date that the Management Incentive Plan annual incentive awards are paid to similarly situated senior executive officers of the Company, (b) granted the number of shares of restricted stock or restricted stock units with respect to Company common stock, as applicable, that Employee would have been granted as part of the Company’s annual long-term equity incentive award program in December of 2014 had he remained employed through the applicable grant date, with the annual equity award to be on the same terms and conditions as the equity awards granted to similarly situated senior executive officers of the Company, and (c) granted the number of shares of restricted stock or restricted stock units with respect to Company common stock, as applicable, with a grant date fair value that is equal to the value of the “make whole” grant that Employee would have received pursuant to the Management Incentive Plan in connection with the Company’s 2014 performance had he remained employed by the Company through the date that “make whole” equity awards are granted to similarly situated senior executive officers of the Company, with the “make whole” equity award grant to have the same terms and conditions as the equity awards granted to similarly situated senior executive officers of the Company in connection with the Management Incentive Plan; provided, however, that the awards contemplated by clauses (a), (b) and (c) above shall not be paid or granted to Employee if Employee has received the compensation contemplated by the applicable clause in the ordinary course prior to the Spin-Off Date.

2.Non-Released Claims.

(a)           Employee Non-Released Claims.    It is explicitly agreed, understood and intended that the general release of claims provided for in this Agreement shall not include or constitute a waiver of the Company’s, its agent, representative or designee’s obligations to Employee (i) that are specified in the Employment Agreement as surviving the termination of Employee’s employment, (ii) that arise out of or from respondeat superior principles, (iii) for claims for indemnification and defense under any organizational document, agreement, insurance policy, or at law or in equity concerning either the Company, its subsidiaries, affiliates, directors, officers or employees, (iii) concerning any deferred compensation plan, 401(k) plan, equity plan or retirement plan, and (iv) any claims not waivable under applicable law, collectively, the “Employee Non-Released Company Claims”.

(b)           Company Non-Released Claims.  It is explicitly agreed, understood and intended that the general release of claims provided for in this Agreement shall not include or constitute a waiver of (i) the Employee’s obligations to the Company concerning the Company’s confidential information and proprietary rights that survive Employee’s termination of employment, including those specified in the Employment Agreement, (ii) any claim of the Company for fraud based on willful and intentional acts or omissions of Employee, other than those taken in good faith and in a manner that Employee believed to be in or not opposed to the interests of the Company, proximately causing a financial restatement by the Company, and (iii) any claims not waivable by the Company under applicable law, collectively, the “Company Non-Released Employee Claims”.

3.           General Release in Favor of the Company:  Employee, for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasers”), hereby forever releases and discharges the Company, its Board of Directors, and any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns (whether acting as agents for the Company or in their individual capacities) (collectively, the “Releasees”) from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, by reason of any act, omission, transaction or occurrence which Releasers ever had, now have or hereafter can, shall or may have against Releasees up to and including the date of the execution of this Agreement, except for the Employee Non-Released Company Claims.  Without limiting the generality of the foregoing, Releasers hereby release and discharge Releasees from:

(a)           any and all claims for backpay, frontpay, minimum wages, overtime compensation, bonus payments, benefits, reimbursement for expenses, or compensation of any kind (or the value thereof), and/or for liquidated damages or punitive damages (under any applicable statute or at common law);

(b)           any and all claims, relating to Employee’s employment by the Company,  the terms and conditions of such employment, employee benefits related to Employee’s employment, the termination of Employee’s employment, and/or any of the events relating directly or indirectly to or surrounding such termination;

(c)           any and all claims of discrimination, harassment, whistle blowing or retaliation in employment (whether based on federal, state or local law, statutory or decisional), including without limitation, all claims under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Florida Civil Rights Act of 1992, the Florida Whistle-Blower Law (Fla. Stat. § 448.101 et seq.), the Florida Equal Pay Act, and waivable rights under the Florida Constitution;

(d)           any and all claims under any contract, whether express or implied;

(e)           any and all claims for unintentional or intentional torts, for emotional distress and for pain and suffering;

(f)           any and all claims for violation of any statutory or administrative rules, regulations or codes;

(g)           any and all claims for attorneys' fees, costs, disbursements, wages, bonuses, benefits, vacation and/or the like;

which Releasers ever had, now have or hereafter can, shall or may have against Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the date of the execution of this Agreement, except for the Employee Non-Released Company Claims.

4.           General Release in Favor of Employee.   The Releasees, and each of them, hereby release Releasers, and each of them, from all claims or causes of action whatsoever, known or unknown, including any and all claims of the common law of the State of Florida, including but not limited to breach of contract (whether written or oral), promissory estoppel, defamation, unjust enrichment, or claims for attorneys’ fees and costs and all claims which were alleged or could have been alleged against the Employee which arose from the beginning of the world to the date of this Agreement, except for the Company Non-Released Employee Claims.

5.           Non-Disparagement.  The parties agree that they will not (a) disparage or encourage or induce others to disparage the other party (including, without limitation, the Releasees and the Releasers), or (b) engage in any conduct or induce any other person to engage in any conduct that is any way injurious to either party's (including, without limitation, the Releasees’ or the Releasers’) reputation and interests (including, without limitation, any negative or derogatory statements or writings).

6.           Covenants not to Sue.

(a)           Employee Covenant not to Sue.  Employee represents and warrants that to date, he has not filed any lawsuit, action, complaint or charge of any kind with any federal, state, or county court or administrative or public agency against the Company or any other Releasee.  Without in any way limiting the generality of the foregoing, Employee hereby covenants not to sue or to assert, prosecute, or maintain, directly or indirectly, in any form, any claim or cause of action against any person or entity being released pursuant to this Agreement with respect to any matter, cause, omission, act, or thing whatsoever, occurring in whole or in part on or at any time prior to the date of this Agreement, except for the Employee Non-Released Company Claims.  Employee agrees that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right waived in this Agreement.

(b)           Company Covenant not to Sue.  The Company represents and warrants that to date, it has not filed any lawsuit, action, complaint or charge of any kind with any federal, state, or county court or administrative or public agency against Employee or any other Releaser.  Without in any way limiting the generality of the foregoing, the Company hereby covenants not to sue or to assert, prosecute, or maintain, directly or indirectly, in any form, any claim or cause of action against any person or entity being released pursuant to this Agreement with respect to any matter, cause, omission, act, or thing whatsoever, occurring in whole or in part on or at any time prior to the date of this Agreement, except for the Company Non-Released Employee Claims.  The Company agrees that it will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right waived in this Agreement.

7.           No Admission.  The making of this Agreement is not intended, and shall not be construed, as an admission that the Company or any of the Releasees, has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrongdoing whatsoever.

8.           Effectiveness.  This Agreement shall not become effective until the eighth day following Employee’s signing of this Agreement (“Effective Date”) and Employee may at any time prior to the Effective Date revoke this

Agreement by giving notice in writing of such revocation to:

B/E Aerospace, Inc.

1400 Corporate Center Way

Wellington, FL  33414

Attn: General Counsel

In the event that Employee revokes this Agreement prior to the eighth day after his execution thereof, this Agreement, and the promises contained herein, shall automatically be deemed null and void.

9.           Employee Acknowledgement.  Employee acknowledges that he has been advised in writing to consult with an attorney before signing this Agreement, and that Employee has been afforded the opportunity to consider the terms of this Agreement for twenty-one (21) days prior to its execution.  Employee further acknowledges that he has read this Agreement in its entirety, that he fully understands all of its terms and their significance,  that he has signed it voluntarily and of Employee’s own free will, and that Employee intends to abide by its provisions without exception.

10.           Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect, however, the remaining provisions shall be enforced to the maximum extent possible.

11.           Entire Agreement.  This Agreement and the Employment Agreement, taken together, constitute the complete understanding between the parties and supersedes all such prior agreements between the parties and may not be changed orally.  Employee acknowledges that neither the Company nor any representative of the Company has made any representation or promises to Employee other than as set forth herein or therein.  No other promises or agreements shall be binding unless in writing and signed by the parties.

12.           General Provisions.

(a)           Governing Law; Jurisdiction; Venue.  This Agreement shall be enforced, governed and interpreted by the laws of the State of Florida without regard to Florida's conflict of laws principles. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in a court of competent jurisdiction in the State of Florida in Palm Beach County.  Each party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue in such Florida court.

(b)           Prevailing Party.  In the event of any litigation, dispute or contest arising from a breach of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred in connection with such litigation, dispute or contest, including without limitation, reasonable attorneys’ fees, disbursement and costs, and experts’ fees and costs.

(c)           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument.

(d)           Binding Effect.  This Agreement is binding upon, and shall inure to the benefit of, the parties, the Releasers and the Releasees and their respective heirs, executors, administrators, successors and assigns.

(e)           Interpretation.  Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption that the provisions hereof shall be more strictly construed against one party who prepared the Agreement, it being agreed that all parties have participated in the preparation of all provisions of this Agreement.

[Signature Page Follows]

 IN WITNESS WHEREOF, the parties hereto have executed and delivered this Separation Agreement and Mutual Release as of the date first written above.

B/E AEROSPACE, INC.

By:
Thomas P. McCaffrey	PRINT NAME:	Ryan M. Patch
	TITLE:	Vice President-Law, General Counsel and
Secretary

STATE OF FLORIDA )
) ss.
COUNTY OF )

I HEREBY CERTIFY, that on this day, before me, an officer duly authorized in the State and County aforesaid to take acknowledgments, personally appeared Thomas P. McCaffrey, to me known to be the person described in and who executed the foregoing instrument, and acknowledged to and before me that he/she executed the same.  This individual is personally known to me or has produced a ______________________ as identification and did take an oath.

SWORN TO AND SUBSCRIBED before me this _____ day of ________, 20__.

Notary Public
My Commission Expires: